SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                            FORM 11-K


                          ___________




                         ANNUAL REPORT

                Pursuant to Section 15(d) of the
                Securities Exchange Act of 1934

            For Fiscal Year Ended December 31, 2000

                           __________




      National Grid USA Companies' Incentive Thrift Plan I
                       25 Research Drive
                     Westborough, MA 01582


                       National Grid USA
                       25 Research Drive
                     Westborough, MA 01582



Financial Statements:


     * Financial Statements of National Grid USA Companies' Incentive Thrift Plan I

Exhibits:

     Consent of PricewaterhouseCoopers LLP


*Filed Under Cover of Form SE

                            SIGNATURE
                            ---------

     The Benefits Committee (Plan Administrator for the National Grid USA Companies' Incentive Thrift Plan I) has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                           Benefits Committee

                           s/John G. Cochrane

                           By
                             John G. Cochrane, Chairman


Date: June 27, 2001

                         EXHIBIT INDEX

Exhibit        Description                     Page
-------        -----------                     ----

               Financial Statements            Filed under cover
                                               of Form SE

               Consent of Independent Certified   Filed herewith
               Public Accountants





                CONSENT OF INDEPENDENT ACCOUNTANTS


   We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-33094) of the National Grid USA Companies' Incentive Thrift Plan I of our report dated June 25, 2001 relating to the financial statements of the National Grid USA Companies' Incentive Thrift Plan I, which appears in this Form 11-K.


  s/PricewaterhouseCoopers LLP
  Boston, Massachusetts


   June 25, 2001